                          HEALTH SYSTEMS DESIGN CORPORATION
                     EMPLOYMENT AGREEMENT FOR RUSSELL J. HARRISON

     This EMPLOYMENT AGREEMENT is effective this 4th day of August, 1997 (the "Effective Date") between Health Systems Design Corp. a California corporation (the "Company") and RUSSELL J. HARRISON (the "Executive").

     WHEREAS, the Company desires to retain the employment of the Executive as President and Chief Executive Officer and is empowered to do so, and the Executive desires to serve the Company in such capacity; and,

     WHEREAS, the Company and Executive desire to set forth their agreement relating to the terms and conditions of such employment;

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and of other good and valuable consideration which the Company and the Executive have received and accept as sufficient, the Company and Executive agree as follows:

ARTICLE 1. POSITION AND RESPONSIBILITIES

     During the term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of the Company.

     Executive will be invited to join the Board of Directors (the "Board") of the Company. Board members who are also employed by the Company are not entitled to Board compensation. The Company will further obtain and maintain in effect a policy of directors and officers liability insurance during all times when Executive serves on the Board of Directors of Company in an amount of not less than $1,000,000 per occurrence, and a maximum liability of not less than $3,000,000.

ARTICLE 2. TERM OF EMPLOYMENT

     Unless earlier terminated as provided herein, the term (the "Term") of Executive's employment under this Agreement shall be deemed to have commenced on August 4, 1997, and shall continue until July 31, 2000, provided that commencing August 1, 1999, and continuing thereafter, the Term of this Agreement shall automatically be extended one day for each day that passes unless either party, by written notice to the other, causes this Agreement to cease to extend automatically by providing written notification to such effect. Upon such written notification, the Term of this Agreement shall be one year following the date of such notice (but in no event shall the Term expire earlier than July 31, 2000) and this Agreement shall terminate upon the expiration of such Term.

ARTICLE 3. LOCATION OF WORK

     The Executive shall be based at the Company's headquarters in Oakland, California. However, the Executive agrees to undertake whatever domestic and worldwide travel is required by the Company.

ARTICLE 4. STANDARD OF CARE

     Throughout the term of this Agreement, the Executive agrees to devote his full time and attention during normal business hours to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, employee shall be free to manage his personal investments and be engaged in such other activities as are mutually agreed upon by the Executive and the Company.

ARTICLE 5. COMPENSATION AND BENEFITS

     During the term of this Agreement, the Company shall provide the Executive with compensation and benefits as follows:

     5.1 BASE SALARY. The Company shall pay the Executive an annual base salary of two hundred fifty thousand dollars (USD 250,000) during the Term of this Agreement, or such higher salary as may be from time to time approved by the Company (any such higher salary so approved to be thereafter the minimum salary payable to Executive during the remainder of the Term thereof).

     The Board of the Company, considering primarily the Executive's performance since the preceding review date shall review this base salary prior to August 1 of each year. Any adjustment in base salary considered appropriate by the Board shall be effective as of August 1.

     5.2 ANNUAL BONUS. The company shall provide the Executive with the opportunity to earn an annual cash incentive award for each fiscal year ending during the term of this Agreement.

     Executive's potential bonus compensation for the Company's five fiscal quarters ending December 31, 1998 is $150,000.

     The bonus will be paid annually upon the closing of the Company's financial books for each fiscal year. The potential bonus level for each of the following years will be established by the Compensation Committee of the Board, but in no case will be less than $150,000. The performance goals governing distribution of the bonus will be mutually agreed between Executive and the Compensation Committee of the Board.

     5.3 STOCK OPTION GRANT. Executive has been granted, 350,000 Health Systems Design Corporation stock options with a five-year vesting period. The initial vesting of one-fifth of the stock options will occur on Executive's first anniversary of the stock option grant. From that point forward, vesting will occur on a monthly-prorated basis. The exercise price of these options will be established as the average of the high and low prices paid for the Company's common stock on the day that the options are granted to Executive by the Compensation Committee of the Board.

     5.4 RETIREMENT BENEFITS. The Executive shall participate in any qualified retirement plans that are made generally available to other executive employees of the Company, subject to the eligibility requirements and other provisions of such plans. The Executive may also participate in any supplemental executive retirement plans made available by the Company to similarly situated executives, subject to the eligibility requirements and other provisions of such plans. At Executive's request, the Company will establish a deferred compensation program for the benefit of Executive that will comply with Internal Revenue Service regulations for the tax deferral of income paid under such program.

     5.5 EMPLOYEE BENEFITS. Executive will receive Company's standard employee benefits, and will receive Company's maximum vacation allowance of four (4) weeks each year, starting on a pro-rated basis in Executive's first year of employment.

     5.6 RELOCATION BENEFITS. The Company will reimburse Executive for reasonable relocation expenses incurred by the Executive and not reimbursed by Executive's prior employer in returning to the San Francisco area from Paris, France.

     5.7 RIGHT TO CHANGE PLANS. The Company may change or discontinue any benefit plan during the Term of this Agreement, provided the change or discontinuance applies generally to all executive employees of the Company, and further provided that replacement or substitute benefits shall be provided of at least a comparable value to Executive.

ARTICLE 6. EXPENSES

     The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in accordance with Company established guidelines, which the Executive incurs in performing his duties under this Agreement. These expenses include, but shall not be limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses for membership in professional, business, and civic associations and societies provided the Company agrees that such membership is in the best interest of the Company.




ARTICLE 7. TERMINATION OF EMPLOYMENT

     7.1 DEATH OR RETIREMENT. If the Executive dies during the Term of this Agreement, any benefits payable to the Executive's beneficiaries shall be determined under the retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect. The Company's obligations under sections 5.1 and 5.2 of this Agreement shall expire immediately upon the Executives death. However, the Executive's beneficiaries shall receive all other rights and benefits that the Executive is vested in pursuant to other plans and programs of the Company, (subject, in the case of the stock options referred to in Section 5.3, to the provision's of the Stock Option Plan and the Stock Option Agreement between Company and Executive).

     7.2 DISABILITY. If the Executive becomes totally and permanently disabled during the term of this Agreement, the Company may terminate the Executive's employment upon determination of such total and permanent disability. For the purposes of this Agreement, the Executive shall be treated as "totally and permanently disabled" under this Section 7.2 if he qualifies for benefits under the Company's long-term disability plan. The Company's obligations under Sections 5.1 and 5.2 shall expire immediately upon such termination. In this event, the Executive shall be entitled to benefits under the Company's long-term disability plan, and the Executive shall receive all other rights and benefits that he is vested in pursuant to other plans and programs of the Company.

     7.3 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time by giving written notice to the Chairman of the Board at least 60 days before the effective date of such termination. Upon the effective date of such termination, the Company shall pay the Executive any remaining base salary at the rate then in effect as provided under Section 5.1, and all other rights and benefits provided for in Sections 5.2 through 5.8, prorated to the effective date of termination.

     7.4 TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment at any time during the term of this Agreement for "good reason" by giving written notice to the Chairman of the Board of the Company at least 60 days before the effective date of such termination. This notice must set forth in reasonable detail the facts and circumstances that give rise to a termination under this Section 7.4.

     For purposes of this Section 7.4, Executive's termination of this Agreement shall be for Good Reason if

(a) The Company reduces the Executive's base salary from that in effect on the Effective Date (or from any higher base salary that was put in effect as of any subsequent date); or

(b) The company reduces the Executive's performance bonus potential from that in effect on the Effective Date (or from any higher bonus potential that was put in effect as of any subsequent date) or discontinues the bonus program referred to in Section 5.2 (or a reasonably equivalent bonus program); or

(c) The Company discontinues the other benefit plans and programs referred to in Sections 5.3, 5.4, 5.5 and 5.6 and fails to provide Executive with substitute benefits as contemplated by Section 5.7 hereof, in which the Executive is eligible to participate as of the Effective Date; or

(d) A material change occurs in the function, duties, responsibilities, reporting relationship, location of work, and/or title of Executive which is not agreed to by Executive;

(e) Executive is required to perform any function or duty, the performance of which would violate any statute or public policy, or

(f) Once elected to the Board of Directors, Executive is removed from or not elected to the Board of Directors or is not put forward as a candidate for the Board of Directors at the time the Board slate is finalized.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

The Executive's continued employment shall not constitute a waiver of rights with respect to any circumstances that constitute Good Reason under this Section 7.4., so long as Executive has notified the Company of the potential Good Reason event within thirty (30) days of such event, with sufficient detail to give the Company an opportunity to correct or cure this event so that it or its effects no longer constitute Good Reason.

     7.5 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive at any time during the term of this Agreement "for cause".

     The Executive's termination will be "for cause" under this Section 7.5 if the Board reasonably determines that the Executive:

(a) Has committed an act of fraud, embezzlement, theft, or other criminal act constituting a felony under U.S. laws; or

(b) Has been intentionally and grossly negligent in the performance of any or all material terms of this Agreement for reasons other than Executive's death, disability, or retirement, and the Executive has been given the written notice specified in this section and has failed to cure any defect in performance as specified in such notice.

The Company shall give Executive written notice specifying the conduct alleged to have constituted such cause and provide

Executive the opportunity to cure such conduct, if curable, within ten (10) days following receipt of such notice.

     7.6 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment at any time during the term of this Agreement, for any reason, by giving the Executive written notice at lease 60 days before the effective date of such termination.

     7.7 TERMINATION AS A RESULT OF A CHANGE IN CONTROL OF THE COMPANY. "Change of Control" is defined as a sale of all or substantially all of the Company's assets or more than fifty percent (50%) of the Company's outstanding stock, to a purchaser which is unaffiliated with the Company, in a single transaction or a series of related transactions; or a merger, of which the Company is not the surviving Corporation, with any entity which is unaffiliated with the Company. In the event a Change in Control of the Company takes place and Executive, negotiating in good faith, is unable to come to an agreement with the surviving company regarding an employment agreement, then Executive may terminate employment under this Section 7.7.

ARTICLE 8. EFFECTS AND BENEFITS OF TERMINATION

     8.1 EFFECTS OF DEATH OR RETIREMENT OF EXECUTIVE. The obligations of the Company in the event of the Death or Retirement of the Executive are described in Section 7.1 of this Agreement.

     8.2 EFFECTS OF TOTAL DISABILITY of EXECUTIVE. The obligations of the Company in the event of total disability of the Executive are described in
Section 7.2 of this Agreement.

     8.3 EFFECTS OF VOLUNTARY TERMINATION BY EXECUTIVE. The obligations of the Company in the event of voluntary termination by the Executive are described in
Section 7.3 of this Agreement.

     8.4 EFFECTS OF TERMINATION BY THE EXECUTIVE FOR GOOD REASON. Upon the effective date of Termination by the Executive for Good Reason under Section 7.4 of this Agreement, the Company shall make a lump sum payment to the Executive:

(a) Base salary earned for a period of eighteen (18) months following the date of termination (Good Reason Termination Period)

(b) The pro-rated portion of any bonus that would have been earned in the year of termination

For purposes of determining the number of vested stock options owed the Executive, the Good Reason Termination Period shall be included, providing an additional 18 months of vesting on behalf of the Executive following the date of termination. Such options must be exercised according to the Stock Option Plan of the Company under which the options were issued.

     8.5 EFFECTS OF TERMINATION BY THE COMPANY FOR CAUSE. In the event of Termination by the Company for Cause as defined in Section 7.5, the Company shall pay the Executive any remaining base salary, at the rate then in effect under Section 5.1, through the effective date of such termination, plus any benefits under other plans or programs in which the Executive is vested at the time of his termination.

     At the request of the Executive, the Company shall submit its decision to terminate under Section 7.5 to arbitration in accordance with the provisions of
Section 12 below. I f such arbitration is initiated, the Company shall continue to pay Executive's then current compensation until the issuance of an arbitration award affirming the Company's action. Such arbitration shall be held in accordance with the provisions of Section 11 below. In the event the award upholds the action of the Company, Executive shall repay to the Company any sums received pursuant to this paragraph following termination of employment.

     8.6 EFFECTS OF TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Executive is terminated by the Company without cause under Section 7.6 of this Agreement, the Company shall pay the Executive:

(a) Base salary which would have been earned for a period of eighteen (18) months following the date of termination (Without Cause Termination Period)

(b) The pro-rated portion of any bonus that would have been earned in the year of termination

For purposes of determining the number of vested stock options owed the Executive, the Without Cause Termination Period shall be included, providing an additional eighteen (18) months of vesting on behalf of the Executive following the date of termination.

Such options must be exercised according to the Stock Option Plan of the Company under which the options were issued.

     8.7 TERMINATION AS A RESULT of a Change in Control. In the event Executive terminates employment as a result of a change in control of the Company under the conditions in Section 7.7 of this Agreement, the Company shall pay the
Executive:

(a) Base salary which would have been earned for a period of eighteen (18) months following the date of termination

(b) The pro-rated portion of the bonus that would have been earned in the year of termination

In addition, all stock options granted Executive up to the date of termination under the conditions in Section 7.7 of this Agreement shall vest as of the date of termination. Such options must be exercised according to the Stock Option Plan of the Company under which the options were issued.

     8.8 ADDITIONAL BENEFITS OF TERMINATION. In addition to the benefits described in Sections 7.1, 7.2, 7.3, 8.4, 8.5, 8.6, 8.7 and 8.8 of this
Agreement, and for the same periods of time as the Executive's base salary continues, respectively depending on the conditions of termination (Benefit Terms), Executive shall receive the following:

(a) Health care benefits and group-term life insurance benefits until the end of the relevant Benefit Term or the effective date of the Executive's coverage under a subsequent employer's plan or policy;

(b) Continuation of, and accrual and vesting of, Executive's rights, benefits and existing awards until the end of the relevant Benefit Term for purposes of any qualified retirement plans, deferred compensation and any similar plans.

(c) Continuation until the end of the relevant Benefit Term of all other benefits in ACCORDANCE with other plans and programs of the Company.

ARTICLE 9. NONDISCLOSURE AND NONSOLICITATION

     9.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION OR TRADE SECRETS AND NON-SOLICITATION OF EMPLOYEES. Nothing herein contained shall in any way limit the obligations of Executive under the Proprietary Information and Inventions Agreement, dated August 4, 1997, between the Company and Executive.

     This Article 9.1 shall not limit or otherwise interfere with the Executive's legal obligation to disclose information pursuant to federal or state law, provided the Executive gives the Company advance written notice of the disclosure requirement and an opportunity to contest such requirement prior to disclosure.

     9.2 NON-SOLICITATION OF CUSTOMERS. Executive agrees not to solicit firms that were HSD customers during his employment at the Company for a period of eighteen (18) months following his termination of employment with the Company. For purposes of this Agreement, "solicit" shall mean any attempt to sell software products or services which compete with software products or services provided by the Company and/or its subcontractors.

     9.3 RETURN OF PROPERTY. Upon termination of the Executive's employment with the Company, the Executive shall return immediately all confidential information, trade secrets, and other property of the Company, including, without limitation, all handbooks, training materials, reports, policy statements, software programs, and other materials acquired by the Executive in connection with his employment with the Company.

     9.4 REMEDIES. Any breach of this Article 9 will entitle the Company to injunctive relief in addition to the right to seek monetary damages and any other remedy at law.

     Failure or delay of either party in exercising any right under this Article 9 will not constitute a waiver of that right.

ARTICLE 10. INDEMNIFICATION

     The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under this Agreement.

ARTICLE 11. ASSIGNMENT

     11.1 ASSIGNMENT BY THE COMPANY. Subject to the provisions of Sections 7.7 and 8.8, this Agreement shall be binding upon, and inure to the benefit of, any successor to the Company. For purposes of this Section 11.1, a "successor" shall mean any entity that acquires all or substantially all of the assets of the business of the Company through a merger, purchase, consolidation, or other similar transaction. Any "successor" entity shall be treated as the "Company" for all purposes under this Agreement. However, notwithstanding the assignment of this Agreement to a successor entity, the Company shall remain, with such successor, jointly and severally liable for Company obligations under this Agreement. Any such successor shall assume all of the obligations of the Company under this Agreement and shall become liable for performance of all of the benefits provided to Executive under this Agreement.

     Except as specifically provided in this Section 11.1, this Agreement may not be assigned by the Company.

     11.2 ASSIGNMENT BY THE EXECUTIVE. The Executive may not assign his duties under this Agreement to any other individual or entity. However, this Agreement may be enforced by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees' devisees, and legatees. In the event of the Executive's death before all benefits to which the Executive is entitled to under this Agreement have been paid, the remaining benefits shall be paid to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

ARTICLE 12. DISPUTE RESOLUTION AND NOTICE

     12.1 DISPUTE RESOLUTION. Any controversy or claim arising out of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitration in any court having competent jurisdiction.

     The board of arbitrators shall consist of three arbitrators, one appointed by the Company, one appointed by the Executive, and one appointed by the arbitrators selected by the Company and the Executive. The arbitration shall be held at the place of the then current residence of Executive, or such other place as the parties may agree to prior to such arbitration. Discovery proceedings shall be permitted in such arbitration in accordance with the procedures then in effect forth in Part 4, Title 3, Chapter 3 of the California Code of Civil Procedure, except that all discovery shall be completed not later than 15 days prior to the date set for the arbitration, unless the arbitrators selected shall otherwise allow. The costs of the arbitration shall be borne by the parties in the manner determined by the arbitrators. However, if the Executive's position is upheld, the Executive's expenses (including reasonable attorney's fees), as determined by the arbitrators, shall be paid by the Company.

     12.2 NOTICE. Any notices, requests, demands, or other communications required by this Agreement shall be in writing and sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or to the Company at the Company's principal office. Any such notice shall be effective the fourth day after mailing. For purposes of this Agreement, notices shall be sent to the following addresses, and any such address may be changed by notification in compliance with the provisions of this Agreement.

If to the Company:

Health Systems Design Corporation 1330 Broadway, Suite 1200 Oakland, CA 94612

If to the Executive:

Russell J. Harrison
21 Golden Ridge Lane
Alamo, CA 94507

ARTICLE 13. MISCELLANEOUS

     13.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the Company and the Executive with respect to the subject matter addressed herein, and constitutes the entire agreement between the parties on these matters.

     13.2 MODIFICATION. The Agreement shall not be canceled or amended in any way except by mutual agreement of the parties evidenced by a written instrument signed by both parties.

     13.3 SEVERABILITY. If any provision or portion of this Agreement is determined to be invalid or unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     13.4 COUNTERPARTS. The Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     13.5 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required under any law or governmental regulation or ruling.

     13.6 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or its designee. The Executive may make or change such designation at any time.

     13.7 CONTINGENCIES. This Agreement is subject to proof of Executive's legal right to work in the United States, and Executive's completion of the Immigration and Naturalization Service Employment Eligibility Verification Form 1-9.

     13.8 ATTORNEY'S FEES. In the event of any litigation or arbitration arising out of or in connection with any matter set forth in this Agreement, or the performance of Executive under this Agreement, the prevailing party in such litigation or arbitration shall be entitled, in addition to any other relief, to the recovery of reasonable attorney's fees.

ARTICLE 14. GOVERNING LAW

     To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of ________________________, 1998.


Company:                                     Executive:



By:
     -------------------------------         ------------------------------